EXHIBIT 99.1

COMPANY NEWS RELEASE

AGCO Corporation
4205 River Green Parkway Duluth, GA 30096-2563
www.agcocorp.com
Telephone 770.813.9200

FOR IMMEDIATE RELEASE
Friday, July 2, 2004

CONTACT:	Molly Dye	or	Andy Beck
	Vice President, Corporate Relations		Senior Vice President and
	(770) 813-6044		Chief Financial Officer
(770) 813-6083

AGCO ANNOUNCES RESTRUCTURING OF RANDERS, DENMARK
MANUFACTURING FACILITY

     DULUTH, GA – July 2, 2004 – AGCO Corporation (NYSE:AG), a worldwide designer, manufacturer and distributor of agricultural equipment, announced today a plan to restructure its European combine manufacturing operations located in Randers, Denmark. The restructuring plan will reduce the cost and complexity of the Randers manufacturing operation, by simplifying the model range and eliminating the facility’s component manufacturing operations. AGCO will outsource manufacturing of the majority of parts and components to suppliers and retain critical key assembly operations at the Randers facility. By retaining only the facility assembly operations, AGCO plans to reduce the Randers workforce by approximately 300 employees and permanently eliminate 70% of the square footage utilized. AGCO’s plans also include a rationalization of the combine model range to be assembled in Randers, retaining the production of the high specification, high value combines.

     Martin Richenhagen, who has been elected as AGCO’s President and Chief Executive Officer, commented, “the Randers combine manufacturing facility has operated well below capacity level in recent years, which has negatively impacted the profitability of our European combine product line. The planned restructuring of the Randers facility will allow AGCO to reduce cost by eliminating underutilized production capacity.”

     “AGCO is committed to providing its dealers and distributors in Europe with a full line of equipment which includes a competitive line of combine harvesters,” continued Mr. Richenhagen. “We believe that this action and future product plans will allow AGCO to improve its position in the European combine market. We deeply regret the job losses which will result from this restructuring plan and appreciate the contribution of the Randers employees.”

     As a result of the restructuring plan, AGCO estimates that it will generate annual cost savings of approximately $7 million to $8 million. Cash restructuring costs of the restructuring plan are estimated to be approximately $6 to $8 million to be incurred primarily in 2004. In addition, AGCO expects to record in the second quarter of 2004 a non-cash write-down of inventory of $3.5 million and a non-cash write-down of property, plant and equipment of approximately $7.5 million.

Safe Harbor Statement

     AGCO’s plan to restructure its Randers manufacturing operations, including the expected cost savings and costs and write-downs attendant thereto, are forward looking statements. Actual results may differ from those stated in or suggested by these forward looking statements for a number of reasons, including the difficulties inherent in estimating the costs savings and costs and write-downs of a restructuring, the uncertainty of the response of customers and others to the restructuring, and the possibility that vendors of the outsourced manufacturing of parts and components will not perform as expected.

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     AGCO Corporation, headquartered in Duluth, Georgia, is a global designer, manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in over 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 9200 independent dealers and distributors around the world. AGCO products are distributed under the brand names AGCO®, Agco Allis®, AgcoStar®, Challenger®, Farmhand®, Fendt®, Fieldstar®, Gleaner®, Glencoe®, Hesston®, LOR*AL®, Massey Ferguson®, New Idea®, RoGator®, SisuDiesel™, Soilteq™, Spra-Coupe®, Sunflower®, TerraGator®, Tye®, Valtra®, White™, and Willmar®. AGCO provides retail financing through AGCO Finance in North America and through Agricredit in the United Kingdom, France, Germany, Ireland, and Brazil. In 2003, AGCO had net sales of $3.5 billion.

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     Please visit our website at www.agcocorp.com.